Exhibit 99.2

For Immediate Release
CONTACTS:
Elixir Gaming
Traci Mangini
SVP, Corporate Finance
312/867-0848

ELIXIR GAMING TECHNOLOGIES ANNOUNCES EXPANSION OF

GAMING MACHINES ON PARTICIPATION WITH NAGAWORLD

- Supplemental Agreement Increases Elixir Gaming’s Contracted Gaming Machines
at NagaWorld to a Total of 670 Seats –

Hong Kong — May 26, 2010 - Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) (“Elixir Gaming” or “the Company”), a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry, today announced that it has entered into a Supplemental Agreement (“Agreement”) to the December 2009 Machine Operation Participation Consolidation Agreement with NagaWorld Limited (“NagaWorld”), a wholly-owned subsidiary of the Hong Kong listed NagaCorp Ltd. (HKSE:3918), to place an additional 30 electronic gaming machine seats on a participation basis at its NagaWorld casino resort.  The Agreement increases the total maximum number of machines which the Company is permitted to place and operate at NagaWorld from the original 640 seats to 670 seats. Elixir Gaming’s operations within NagaWorld currently consist of approximately 590 gaming machine seats, which achieved average win per unit per day (WUD) of over $180 for the past six months on a growing installed machine base.  NagaWorld is a luxury casino resort in Cambodia and is the only licensed full service casino in and around the capital city of Phnom Penh.

Under the terms of the Agreement, Elixir Gaming will place 30 additional electronic gaming machine seats (“Additional Machines”) on NagaWorld’s casino lobby floor, which will serve to complement and expand its VIP slot area established under the Company’s December 2009 contract.  Elixir Gaming anticipates the Additional Machines to be in operation in July 2010 following the floor space renovation by NagaWorld.  The Additional Machines will be sourced from the Company’s existing inventory and the purchase of new machines.

All the terms regarding operations and revenue sharing under the December 2009 Machine Operation Participation Consolidation Agreement with NagaWorld will apply to the Additional Machines. For example, Elixir Gaming and NagaWorld will have joint control over the operation of all the Additional Machines, including floor staff and respective audit rights. Elixir Gaming and NagaWorld will share the revenue and certain operating costs, such as marketing and floor staff, at a 25% / 75% split, respectively, and Elixir Gaming will receive on a daily basis its portion of the daily win in cash.  The contract duration is six years and expires on February 28, 2016.

- more –

In consideration for the Agreement, Elixir Gaming shall pay to NagaWorld an upfront commitment fee of $1.0 million for the Additional Machines. The commitment fee will be paid in mid June 2010.

Given the Additional Machines serve as an extension to the floor area designated by the December 2009 contract under which Elixir Gaming was entitled to place 200 machines for a commitment fee of $4.1 million, Elixir Gaming will be entitled to 100% of the WUD from both the Additional Machines and the 200 machines under the December 2009 contract until it has received the accumulated total of $6.8 million.  This represents the aggregate of the $1.0 million commitment fee from the Additional Machines, the $4.1 million commitment fee from the machines under the December 2009 contract, and Elixir Gaming’s 25% share of the WUD for the total 230 machine seats. While Elixir Gaming collects 100% of the cash gross net win from the machines subject to the commitment fee arrangement until such time as the Company recuperates the commitment fee plus its share of the WUD of these machines, only the Company’s share of 25% is recorded as net revenue.

Clarence Chung, Chairman and Chief Executive Officer of Elixir Gaming, commented, “We are pleased to work with our partner NagaWorld to continue to expand our jointly operated slot floor operations.  With the addition of these 30 seats plus the remaining 50 seats under our December 2009 contract, Elixir Gaming’s installed machine base at NagaWorld is expected to reach 670 seats during July of 2010 covering most of the currently available prime ground floor slot space at NagaWorld.  Given these 30 additional gaming machine seat placements are intended to expand our existing and well-performing VIP slot area, we anticipate they will provide us attractive growth in participation revenue and cash flow and enable a relatively rapid payback period on our commitment fee.”

About Elixir Gaming Technologies, Inc.

Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  The Company has established a strategic presence in the Asia Pacific region with a focus on the Philippines and Cambodia markets.  For more information please visit www.elixirgaming.com.

About NagaCorp Ltd.

NagaCorp Ltd. (3918.HK) operates NagaWorld, the only licensed 5-Star Hotel Casino Resort in Phnom Penh, the capital of Cambodia. NagaCorp holds a casino license issued by the Royal Government of Cambodia, which gives the company the rights to operate the casino for 70 years commencing January 1995 with 41 years exclusivity within a 200 kilometer radius of Phnom Phen (except the Cambodia-Vietnam boarder area, Bokor, Kirirom Mountains, and Sihanoukville.) One of Cambodia’s most popular tourist destinations, NagaWorld currently has, among others, 508 rooms, 176 table games, a premium meeting, incentive travel, convention, and exhibition (MICE) facility, a retail shopping area, a collection of restaurants and bars, a karaoke lounge, and a spa. NagaCorp Ltd. is incorporated in Cayman Islands with limited liability and its securities are listed on the Main Board of The Stock Exchange of Hong Kong Limited.

Forward Looking Statements

This press release contains forward-looking statements concerning Elixir Gaming, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the business of Elixir Gaming, its working capital requirements and future revenue and profitability.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to the costs incurred by Elixir Gaming in defending shareholder litigation and the outcome of any judgment or settlement with respect to such litigation, Elixir Gaming’s inability to place gaming machines at significant levels, whether the gaming machines placed generate the expected amount of net win, the ability of Elixir Gaming to acquire additional capital as and when needed, the ability of Elixir Gaming to collect revenue and protect its assets and those other risks set forth in Elixir Gaming’s annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 30, 2010 and subsequently filed quarterly reports on Form 10-Q.  Elixir Gaming cautions readers not to place undue reliance on any forward-looking statements.  Elixir Gaming does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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